Oncolytics Biotech® to Present Data at ASCO 2026 Reinforcing Pelareorep’s Potential Across Gastrointestinal Tumors

Translational data demonstrate induction of both innate and adaptive antiviral and anti-tumor specific immune responses capable of controlling tumor growth

SAN DIEGO, CA, May 22, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage company developing pelareorep, today announced translational data from the GOBLET and AWARE-1 trials will be presented at the 2026 American Society of Clinical Oncology (“ASCO”) Annual Meeting at McCormick Place, Chicago, Illinois, from May 29-June 2, 2026. Pelareorep is an investigational, systemically active immunotherapy that promotes potentially protective immune responses, including the upregulation of key inflammatory cytokines resulting in the formation of tertiary lymphoid structures and the expansion of tumor-infiltrating lymphocytes.

“These findings demonstrate that pelareorep works by expanding preexisting tumor-reactive immune cells rather than introducing new antigens,” said Dr. Richard Vile, Ph.D., Professor of Immunology at the Mayo Clinic and Oncolytics Scientific Advisory Board Member. “This further underscores Oncolytics’ continued commitment to define the mechanisms by which pelareorep engages the immune system and illustrates the progress being made in developing a differentiated immunotherapy to improve treatment options for difficult-to-treat cancers.”

“KRAS-mutant tumors remain among the most challenging to treat with immunotherapy,” said Jared Kelly, Chief Executive Officer of Oncolytics. “These data reflect important progress in bridging translational and clinical data and help us better understand how immune responses are activated by pelareorep. When we can point to translational and mechanistic data as the reason for clinical efficacy, it gives us confidence that our development plans are more likely to succeed.”

Abstract: Influence of pelareorep on mutant KRAS-specific blood TIL clonal expansion.
Author: Richard Trauger, PhD
Date: May 30, 2026, 1:30-4:30 p.m. Central Time
Abstract Number: 2664
Poster Board Number: 454

Translational analyses from the Phase 1/2 GOBLET study in advanced pancreatic cancer and the AWARE-1 window-of-opportunity study in early-stage breast cancer illustrate a multi‑step immune activation process following treatment with pelareorep. Results demonstrate that pelareorep induces an antiviral immune response within the tumor via double-stranded RNA signaling, leading to expansion of virus‑specific T cells and subsequent activation of tumor‑specific T cells associated with tumor regression.

In pancreatic cancer, serial blood analyses demonstrated expansion of anti‑viral T cells by ELISPOT and clonal expansion of tumor‑specific T cells after one cycle of therapy. Notably, the expansion of pre‑existing tumor‑infiltrating lymphocyte (“TIL”) clones in blood correlated with reductions in tumor volume in pancreatic cancer. T‑cell receptor sequencing with antigen specificity assessment confirmed expansion of mutant KRAS-specific T‑cell clones, supporting a model in which pelareorep engages both innate and adaptive immunity and may help drive tumor‑directed immune responses in difficult‑to‑treat, KRAS‑driven disease.

In serial breast tumor biopsies, gene expression profiling demonstrated significant increases in antiviral and immune gene expression, consistent with activation of toll‑like receptor 3 (TLR3), alongside induction of CXCL13, a chemokine linked to the formation of tertiary lymphoid structures (TLS). TLS formation in the tumor microenvironment was further supported by imaging mass cytometry following treatment. Across studies, evidence of the expansion of TILs was observed in the tumor and the blood.

A copy of the ASCO presentation will be available on the Media page of the Oncolytics’ website following the conclusion of the meeting.

About GOBLET
The GOBLET (Gastrointestinal tumOrs exploring the treatment comBinations with the oncolytic reovirus peLarEorep and anTi-PD-L1) study is a phase 1/2 multiple indication study in advanced or metastatic gastrointestinal tumors. The study is being conducted at 17 centers in Germany and is being managed by AIO-Studien-gGmbH. The co-primary endpoints of the study are objective response rate and/or disease control rate and safety. Key secondary and exploratory endpoints include additional efficacy assessments and evaluation of potential biomarkers. The study comprises five treatment groups:
1.Pelareorep in combination with atezolizumab (Tecentriq®), gemcitabine, and nab-paclitaxel in 1st line advanced/metastatic pancreatic cancer patients;
2.Pelareorep in combination with atezolizumab in 1st line MSI (microsatellite instability)-high metastatic colorectal cancer patients;
3.Pelareorep in combination with atezolizumab and TAS-102 in 3rd line metastatic colorectal cancer patients
4.Pelareorep in combination with atezolizumab in 2nd line advanced and unresectable anal cancer patients; and
5.Pelareorep in combination with mFOLFIRINOX with and without atezolizumab in newly diagnosed metastatic PDAC patients.

About AIO
AIO-Studien-gGmbH (“AIO”) emerged from the study center of the medical oncology working group within the German Cancer Society (DKG). AIO operates with a non-profit purpose of promoting science and research with a focus on medical oncology. Since its foundation, AIO has become a successful sponsor and study management company and has established itself both nationally and internationally.

About AWARE-1
AWARE-1 was an open-label window-of-opportunity study in early-stage breast cancer. The study combined pelareorep, without or with atezolizumab, and standard of care therapy according to breast cancer subtype. Tumor tissue was collected from patients as part of their initial breast cancer diagnosis, again on day three following initial treatment, and finally at three weeks following treatment, on the day their tumor is surgically resected. Key objectives of the study were to confirm that pelareorep is acting as a novel immunotherapy, to evaluate potential synergy between pelareorep and checkpoint blockade, and to collect biomarker data. The primary endpoint of the translational study was overall CelTIL score (a measurement of cellularity and tumor-infiltrating lymphocytes that is associated with favorable clinical outcomes). Secondary endpoints for the study included safety and tumor and blood-based biomarkers. The combination of pelareorep, letrozole, and atezolizumab resulted in 60% of patients experiencing 30% or greater increases in their CelTIL score.

About Oncolytics Biotech Inc.

Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on social media on LinkedIn and on X @oncolytics.

Tecentriq® (atezolizumab) is a registered trademark of Genentech, a member of the Roche Group.

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies, its belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; the Company’s goals and expectations for its potential registrational development path for pelareorep in multiple gastrointestinal cancers; and plans for future disclosure of clinical trial results. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.ca